SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (the “Agreement”) is made effective as of March 21, 2018, by and between Pioneer Group, LLC (“Pioneer”), Black Car, Inc. (“Black Car,” and with Pioneer, “Plaintiffs”) on the one hand, and Holly Brothers Pictures, Inc. (“Holly”) on the other hand.

WHEREAS, Holly is indebted to Plaintiffs under certain promissory notes (the “Notes”), copies of which are attached as Exhibit C to the complaint filed in the Lawsuit (as defined below);

WHEREAS, the Notes have matured, but they remain unpaid, due and owing to Plaintiffs;

WHEREAS, pursuant to the Notes, Holly is indebted to Pioneer in the amount of $369,459.64 (the “Pioneer Debt”) and to Black Car in the amount of $373,710.32 (the “Black Car Debt”).

WHEREAS, on March 2, 2018, Plaintiffs filed suit (the “Lawsuit”) against Holly in the Superior Court for the State of California County, San Diego Central Division, to collect on the Notes, which case was docketed as case number 37-2017-00010522-CU-BC-CTL; and

WHEREAS, the Pioneer, Black Car, and Holly (collectively the “Parties”) wish to settle and resolve all claims relating to the Notes, to wit; the Pioneer Debt, the Black Car Debt, and the Lawsuit on the terms and conditions set forth herein.

WHEREAS, Pursuant to the Stipulation for Settlement and Order Thereon (the “Stipulation”) included herewith at Exhibit A hereto, the Parties shall apply for an Order of the Court to be issued upon a noticed settlement hearing.

NOW, THEREFORE, in consideration of the promises, mutual agreements, covenants and provisions contained in this Agreement, the receipt, sufficiency, and adequacy of which are expressly acknowledged, the Parties agree as follows:

1.

Payment to Plaintiffs:  In settlement of the indebtedness represented by the Notes, Holly shall, from time to time and subject to the ownership and temporal limitations set forth below, issue and deliver an aggregate of 3,078,000 shares of Holly common stock to Pioneer and 3,157,000 shares of Holly common stock to Black Car (the “Settlement Shares”) pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, Corporations Code Section 25017(f)(3) and the regulations promulgated thereunder.

The issuance of the Settlement Shares shall occur in respective tranches such that the Settlement Shares beneficially owned by each Plaintiff (or deemed to be beneficially owned by each Plaintiff) shall not exceed 4.99% of the Holly common stock outstanding on an issuance date, as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

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For clarity, Holly shall have no obligation to issue, and shall not issue, Settlement Shares in an amount that would result in either Plaintiff owning more than 4.99% of Holly’s then-outstanding common stock.  Holly shall provide thirty days’ notice of any cancellation of shares not owned by Plaintiffs if such cancellation would result in either Plaintiff owning more than 4.99% of Holly common stock outstanding immediately following such cancellation.

Either Plaintiff may make requests for periodic tranch issuances.  Plaintiffs shall have no right to request, and shall not request, a tranch issuance that would result in either of them owning more than 4.99% of Holly’s then-outstanding common stock.  Such requests shall be in writing and shall be accompanied by a representation from the requesting Plaintiff stating the exact number of shares then owned by the requesting Plaintiff.  The Requesting Plaintiff shall provide any additional information reasonably requested by Holly to enable Holly to verify that the requested issuance will not result in a beneficial ownership of more than 4.99% of Holly’s then-outstanding common stock.

Plaintiffs’ right to make requests for periodic tranch issuances shall expire on September 17, 2019.  Thereafter, Holly shall have no obligation to issue shares to either Plaintiff pursuant to this Agreement.  Plaintiffs acknowledge that they may be unable to sell, prior to the expiration of their right to make requests for periodic tranch issuances, a sufficient number of shares to recoup the Pioneer Debt and the Black Car Debt.  They expressly assume that risk.

2.

Resolution of the Lawsuit:  Upon full execution of this Agreement, Plaintiffs shall file a Request for Dismissal with Prejudice of the Lawsuit, or request the Court take such action sua sponte.

3.

Mutual Releases:

a.

Plaintiffs release, acquit, and discharge Holly and its related entities, subsidiaries, parents, affiliates, successors, predecessors, officers, shareholders, directors, members, managers, owners, agents, servants, representatives, attorneys, and insurers of and from any fee, debt, obligation, claim, action, demand and/or cause of action, including any claim for attorneys’ fees, interest, or costs of litigation, whether asserted or unasserted, whether equitable or at law, whether arising under or pursuant to common or statutory laws, state and/or federal law, rules or regulations, that arises out of the Notes, the Pioneer Debt, the Black Car Debt, or the Lawsuit.

b.

Holly releases, acquits, and discharges Plaintiffs and their respective  related entities, subsidiaries, parents, affiliates, successors, predecessors, officers, shareholders, directors, members, managers, owners, agents, servants, representatives, attorneys, and insurers of and from any fee, debt, obligation, claim, action, demand and/or cause of action, including any claim for attorneys’ fees, interest, or costs of litigation, whether asserted or unasserted, whether equitable or at law, whether arising under or pursuant to common or statutory laws, state and/or federal law, rules or regulations, that arises out of the Notes, the Pioneer Debt, the Black Car Debt, or the Lawsuit.

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c.

The foregoing releases extend to all claims whether or not suspected and constitute a waiver of each and all of the provisions of California Civil Code, Section 1542 which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

d.

The Parties acknowledge that they are parties to an exchange agreement dated February 1, 2018 and certain convertible notes executed contemporaneously with the exchange agreement, as described more fully in a Form 8-K Holly filed with the SEC on February 2, 2018. The releases provided for in this Agreement do not extend to the exchange agreement or the convertible notes executed contemporaneously with it, all of which remain in full force and effect.

4.

Miscellaneous:

a.

This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, and assigns.

b.

The Parties acknowledge that the terms and covenants contained in this Agreement provide good and sufficient consideration for every promise, duty, release, obligation, and right contained in this Agreement.

c.

By execution hereof, the Parties each represent, covenant, and warrant that each is authorized to release the claims released in this Agreement, and that no claim released herein has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party.

d.

It is understood and agreed that no party to this Agreement admits any liability to any other party, but to the contrary, expressly denies the same.  This Agreement is entered to resolve, settle, and compromise the matters in dispute between the Parties and avoid the cost, expense, and effort of protracted and disputed litigation.

e.

The Parties fully understand that if any fact concerning the claims giving rise to this Agreement should be found other than or different from the facts now believed to be true, the Parties expressly accept and assume the risk of such possible difference in facts and agree that this agreement shall be and will remain in effect notwithstanding any such difference in facts.

f.

Each party warrants and represents to the other that no promise, representation, conduct, or consideration by any other party or its owners, agents, servants, employees, attorneys, or persons in privity with them has induced the execution of this Agreement except for those representations and agreements specifically set forth herein.

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g.

This Agreement was drafted jointly by all Parties in consultation with their attorneys.  Accordingly, no rule of construction based upon one party or the other drafting this Agreement shall apply.

h.

This Agreement, including any exhibit, embodies the entire agreement between and among the Parties, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by the Parties.

i.

This Agreement shall be governed by, construed, interpreted, applied, and enforced in accordance with the laws of the State of California, County of San Diego.  Any litigation relating to this Agreement shall be brought in San Diego County California in same court as the Lawsuit was initially filed.

j.

The Parties stipulate the Superior Court for State of California, County of San Diego, and the Hon. Gregory W. Pollack shall retain limited jurisdiction over the interpretation of the terms of this Agreement pursuant to Section 664.6 of the Code of Civil Procedure. Each of the Parties in signing hereunder irrevocably submits to the jurisdiction of the Superior Court for State of California, County of San Diego.

k.

This Agreement may be, but is not required to be, executed in multiple originals.  A facsimile copy and/or a scanned image of a signature page hereto shall be valid the same as the original. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

l.

The Parties agree to cooperate in taking all steps necessary to give full force and effect to this Agreement, and to execute any and all additional documents necessary to accomplish the same.

m.

The Parties agree and understand that the terms hereof are contractual and are not merely recitals and that the Parties intend to be and are hereby bound by the terms of this Agreement.  Each undersigned individual, by his or her signature below, warrants that he or she is of legal age, legally competent to execute this Agreement and fully authorized by the party on whose behalf he or she signs this Agreement to execute and enter into this Agreement on behalf of such party.

n.

If any term, condition, or covenant contained in this Agreement is for any reason found null, void, or otherwise unenforceable, that portion of the Agreement shall be treated as severed and the remainder of the Agreement will remain in full force and effect as if the severed portion were never contained herein.  However, this paragraph does not apply to any material term, condition or covenant that forms all or part of the consideration supporting this Agreement.

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o.

The Parties hereto have entered into this Agreement voluntarily and with consent of counsel for valuable consideration, and not by reasons of any fraud, duress, undue influence or mistakes.  The Parties represent and warrant that (a) they are competent to enter into this Agreement, (b) they are not in a significantly disparate bargaining position, and (c) they are knowledgeable and fully able to evaluate the merits and risks of this transaction.

p.

In the event of subsequent litigation between the Parties to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover all attorneys’ fees and expenses from the non-prevailing party.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Parties have read and understood the foregoing terms and in signing below acknowledge their agreement and acceptance to such terms as of the date of this Agreement.

/s/ Michael Caloway _________________________________ For: Pioneer Group, LLC By: Michael Caloway, Manager	/s/ Keith Williams _________________________________ For: Black Car, Inc. By: Keith Williams, President
/s/ Brent Willson _________________________________ For: Holly Brothers Pictures, Inc. By: Brent Willson, CEO

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